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                                                                    EXHIBIT 10.2

                               INDEMNITY AGREEMENT


        THIS INDEMNITY AGREEMENT (this "AGREEMENT") is made this ___ day of July, 1999 by and between NetCom System, Inc., a Delaware corporation ("Indemnitee"), and MRV Communications, Inc., a Delaware corporation ("Indemnitor").

                                    RECITALS

        This Agreement is made with reference to the following facts and objectives:

        A. Nordhoff Industrial Complex, a California general partnership ("Landlord"), and Indemnitee entered into a written lease dated March 28, 1996, as amended by that certain First Amendment to Standard Industrial/Commercial Lease and that certain Second Amendment to Lease dated March 26, 1997 (as amended, the "Original Lease"), in which Landlord leased to Indemnitee, and Indemnitee leased from Landlord, those certain Premises described in the original lease (the "Premises") located at 20500 Nordhoff Street, Chatsworth, California.

        B. Landlord and Indemnitee desire to terminate the Original Lease.

        C. Landlord and Indemnitor desire to enter into a new lease (the "New Lease") whereby Landlord will lease to Indemnitor, and Indemnitor will lease from Landlord, the Premises.

        D. Landlord, in order for it to enter into the New Lease, requires that Indemnitee provide Landlord with a corporate guaranty (the "Guaranty") covering Indemnitor's rent obligations under the New Lease.

                                    AGREEMENT

        In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1. Indemnity. In order to induce Indemnitee to execute and deliver the Guaranty to Landlord, Indemnitor shall indemnify, defend, protect and hold Indemnitee, its shareholders, officers and agents harmless from and against any and all claims, liabilities, losses, costs (including, without limitation, reasonable attorneys' fees) and damages arising from or in any manner related to Indemnitee's obligations under the Guaranty. The provisions of this paragraph shall survive the expiration or termination of the New Lease and this Agreement.

        2. Obligation to Perform. Indemnitor covenants, as a direct obligation to Indemnitee, that Indemnitor will timely pay and perform all of its obligations under the New Lease.

        3. No Amendments. During the term of the Guaranty, as defined in Section 2 of the Guaranty (the "Guaranty Term"), Indemnitor shall not amend or modify the New Lease, exercise any expansion or extension rights or do anything that could increase Indemnitee's obligations or decrease Indemnitee's rights under the Guarantee without the prior written consent of Indemnitor.

        4. Sublease/Assignment. During the Guaranty Term, Indemnitor shall not sublease any portion of the Premises or assign the New Lease voluntarily, by operation of law or otherwise, where Landlord's consent to such sublease or assignment is required under the New Lease, without the prior written consent of Indemnitee and Landlord. Indemnitee's consent shall not be unreasonably withheld or



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delayed. In the event Indemnitee fails to consent or reasonably deny consent within thirty (30) days after receiving Indemnitor's written request for such consent, Indemnitee shall be deemed to have given its consent to such assignment or sublease.

        5. Right to Cure. Indemnitor shall provide Indemnitee with copies of all notices given by Landlord as and when received by Indemnitor. If Indemnitor fails to pay any sum of money to Landlord, then Indemnitee may, but shall not be obligated to, make such payment after giving Indemnitee three (3) days prior written notice of such payment. All such sums paid shall be paid by Indemnitor to Indemnitee on demand and all amounts not paid within ten (10) days after demand by Indemnitee shall accrue interest at ten percent (10%) per annum from the date of the expenditure until repaid.

        6. Insurance. Indemnitor shall include Indemnitee as an additional insured on all insurance policies it is required to maintain under the New Lease and shall provide Indemnitee with all required certificates under the New Lease at the same time and in the same manner such certificates are provided to Landlord.

        7. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. If either party brings any action or legal proceeding with respect to this Agreement, the prevailing party in such action shall be entitled to recover its reasonable attorney's fees and costs. If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Captions are inserted for convenience only and will not affect the construction hereof. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which, taken together, shall constitute one and the same Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement dated and effective as of the date first written above.

INDEMNITEE                            INDEMNITOR

NETCOM SYSTEMS, INC.                  MRV COMMUNICATIONS, INC.


By:  /s/ DWIGHT OLSON                 By:   /s/ DR. SHLOMO MARGALIT
   -------------------------------        -------------------------------
Name:    Dwight Olson                           Dr. Shlomo Margalit
Its:     V.P. Operations                        Chairman of the Board


By:  /s/ GILBERT CABRAL               By:   /s/ DR. ZEEV RAV-NOY
   -------------------------------        -------------------------------
Name:    Gilbert Cabral                         Dr. Zev Rav-Noy,
Its:     CFO, VP                                Chief Financial Officer






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